Exhibit 2

Execution Version

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) is made and entered into as of November 8, 2021, by and among Open Text Corporation, a Canadian corporation (“Parent”), Zix Corporation, a Texas corporation (the “Company”) and Zeta Merger Sub Inc., a Texas corporation (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of November 7, 2021, by and among Parent and the Company (the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, Parent agreed to form, or cause to be formed, a wholly owned Texas subsidiary for the purpose of acting as Merger Sub under the Merger Agreement, and to cause such subsidiary to execute a joinder agreement to the Merger Agreement and assume all rights and obligations of the Merger Sub thereunder; and

WHEREAS, Merger Sub was incorporated under the Laws of the State of Texas on November 4, 2021 and is a wholly owned subsidiary of Parent formed for the purpose of acting as Merger Sub under the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, representations, warranties and agreements contained in the Merger Agreement, the parties hereto agree as follows:

1. Joinder. By executing this Joinder, Merger Sub shall become a Party to the Merger Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement applicable to it as Merger Sub and shall assume all rights and obligations of the Merger Sub thereunder, with the same force and effect as if originally named therein.

2. Miscellaneous. Section 9.9 (Severability), Section 9.11 (Governing Law), Section 9.12 (Consent to Jurisdiction), Section 9.13 (Waiver of Jury Trial) and Section 9.14 (Counterparts) of the Merger Agreement shall apply mutatis mutandis to this Joinder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZIX CORPORATION

By:	/s/ David J. Wagner
Name: David J. Wagner
Title: President and Chief Executive Officer

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: EVP, CLO and Corporate Development

ZETA MERGER SUB INC.

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: Director and Secretary

(Signature Page to Joinder Agreement to Merger Agreement)